Exhibit 99

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. ELECTS
PHIPPS TO PRESIDENT, UNITED STATIONERS SUPPLY

DEERFIELD, Ill., Oct. 23, 2006 — United Stationers Inc. (NASDAQ: USTR) announced today that its board of directors has elected P. Cody Phipps to the position of president of United Stationers Supply. This new role will combine the leadership for sales, operations, and merchandising for the company’s core office supply and technology businesses.

“This organizational structure will enhance our ability to achieve our cross-functional initiatives and thereby execute our strategy,” said Richard W. Gochnauer, president and chief executive officer. “These changes will lay the groundwork for future growth and profitability, allowing us to take customer service to an even higher level. Cody’s proven ability to lead our operational excellence efforts and enhance our merchandising initiatives, as well as being a strong advocate for our customers, made him the natural choice for this position.”

Phipps, 44, has been with the company for three years, most recently as senior vice president, operations, in charge of operations and merchandising. Before joining United Stationers, Phipps spent 13 years with McKinsey & Company, Inc., where he was a partner. He was one of the leaders in the firm’s North American Operations Effectiveness Practice, and co-founded and led its Service Strategy and Operations Initiative, which focused on driving significant operational improvement in complex service and logistics environments.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with annual sales of $4.5 billion. The company’s network of 63 distribution centers allows it to offer nearly 50,000 items to its approximately 20,000 reseller customers. This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products on an overnight basis to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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